Exhibit 99.1

Shoe Pavilion Announces a 14.7% Increase in Comp Store Sales for Fourth Quarter 2004

     PINOLE, Calif.--(BUSINESS WIRE)--Jan. 6, 2005--Shoe Pavilion, Inc. (Nasdaq:SHOE) today announced net sales increased 11.5 % to $24.8 million for the thirteen-week fourth quarter ended January 1, 2005, compared to net sales of $22.2 million for the fourteen week fourth quarter ended January 3, 2004. Last year's reported net sales included $1.5 million in sales related to the additional week in the fourth quarter. Comparable store net sales for the thirteen-weeks ended January 1, 2005 increased 14.7%.
     Net sales for the 52-week fiscal year ended January 1, 2005 increased 2.6% to $85.8 million compared to net sales of $83.6 million for the 53-week fiscal year ended January 3, 2004. Last year's reported net sales included $1.5million in sales related to the additional week in the fourth quarter. Comparable store net sales for the 52-week period ended January 1, 2005 increased 3.9%.
     During the quarter ended January 1, 2005 the Company opened two stores bringing the total number of stores the Company operates to 86.
     Shoe Pavilion is an independent off-price footwear retailer on the West Coast. It offers a broad selection of women's, men's and children's designer label and name brand footwear such as Converse, Reebok, Skechers and Nine West, typically at 20% to 60% below department store regular prices for the same shoes. The Company has 86 stores in California, Washington, Oregon and Arizona.

     Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause the Company's actual results to differ materially from management's current expectations. These factors include, without limitation, competitive pressures in the footwear industry, changes in the level of consumer spending on or preferences in footwear merchandise, economic and other factors affecting retail market conditions, the Company's ability to purchase attractive name brand merchandise at reasonable discounts, the availability of desirable store locations as well as management's ability to negotiate acceptable lease terms and maintain supplier and business relationships and open new stores in a timely manner. Other risk factors are detailed in the Company's filings with the Securities and Exchange Commission. The Company intends that these forward-looking statements to speak only at the time of this release and does not undertake to revise or confirm them as more information becomes available.

     CONTACT: Shoe Pavilion
              John D. Hellmann, 510-222-4405